EXHIBIT 11


                   KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                         Earnings Per Share Calculation
                           Primary Earnings Per Share


                                                                         For the Three Months Ended

                                                                      06/30/97                    06/30/96
                                                                      --------                    --------
Net income                                                         $  1,840,867                $  1,285,399
Less dividends on preferred stock                                      (105,438)                   (105,438)
                                                                    -----------               -------------
Income Attributed to Common Stock                                  $  1,735,429                 $ 1,179,961
                                                                   ============                 ===========
Average Number of Common Shares and Common Share
    Equivalents Outstanding:
Average common shares outstanding                                    12,043,584                  11,823,627

Common share equivalents (after application of
    treasury stock method)                                              351,831                     462,085
                                                                   ------------                ------------

Average Common Shares and Common Share Equivalents
    Outstanding                                                      12,395,415                  12,285,712
                                                                     ===========                 ==========

Primary Income per Share (1)                                           $0.14                     $0.10
                                                                       =====                     =====

(1) The two-class method for Class A and Class B Common Stock is not presented because the earnings per share are equivalent to the if converted method since dividends were not declared or paid and each class of common stock has equal ownership of the Company.

                                   EXHIBIT 11

                   KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                         Earnings Per Share Calculation
                        Fully-Diluted Earnings Per Share


                                                                                For the Three Months Ended

                                                                              06/30/97                06/30/96
                                                                              --------                --------

Net income                                                                   $ 1,840,867               $ 1,285,399
Less dividends on preferred stock                                               (105,438)                 (105,438)
Plus dividends not payable due to preferred stock conversion
                                                                                 105,438                   105,438
                                                                             -----------               -----------
Income Attributed to Common Stock                                            $ 1,840,867               $ 1,285,399
                                                                             ===========               ===========

Average Number of Shares Outstanding on a Fully- Diluted
    Basis:
Average common shares outstanding                                             12,043,584                11,823,627

Common share equivalents (after application of treasury stock method):
Shares issuable upon conversion of stock options                                 373,457                   472,136
Common equivalent shares for preferred stock                                     602,500                   602,500
                                                                              ----------               -----------
Average Number of Shares Outstanding on a Fully-Diluted Basis
                                                                              13,019,541                12,898,263
                                                                              ==========                ==========

Fully-Diluted Income per Share (1) (2)                                          $0.14                   $ 0.10
                                                                                =====                   ======


(1) The two-class method for Class A and Class B Common Stock is not presented because the earnings per share are equivalent to the if converted method since dividends were not declared or paid and each class of common stock has equal ownership of the Company.

(2) This calculation is submitted although it is contrary to Paragraph 40 of APB Opinion No. 15 as it produces an anti-dilutive result. Also, the preferred stock would not qualify as a common share equivalent because the cash yield at issuance was not less than 66 2/3% of the then current average Aa corporate bond yield.